SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM 8-K

                             CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 6, 2001

                        STAMPEDE WORLDWIDE, INC.
          (Exact name of registrant as specified in its charter)

Florida                                       0-31465               58-2235301
(State or other jurisdiction     (Commission           (IRS Employer
of incorporation)                     File Number)         Identification No.)

3910 Riga Boulevard, Tampa, Florida                  33619-1344
(Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code (813) 630-2762

Item 3.  Bankruptcy or Receivership.

On April 6, 2001, the Company filed a voluntary petition for protection and reorganization under Chapter 11 of the Bankruptcy Code. The petition was filed in the Bankruptcy Court for the Middle District of Florida, Tampa Division, Case No. 01-06240-8G1. The Company will continue its holding company operations as a debtor in possession. The operations of its subsidiaries will continue unaffected by the Company's filing. The subsidiaries have not filed for bankruptcy protection.

Item 5. On March 30, 2001, the Company issued a press release in which it announced the suspension of operations by several of its subsidiaries. These subsidiaries are Spiderscape, Inc., which was engaged in the on-line and home catalog sales of computer hardware, software, and peripherals, and Stampede Quest, which was engaged in the flexible staffing business. Also, the operations of Stampede Network.com, Inc., which is engaged in providing Internet solutions, custom computer software development and Web hosting, have been scaled back. These changes have resulted in a payroll savings of approximately $35,000 per week. The Company continues to operate its commercial cold set, web printing operations in its Chronicle Commercial Printing, Inc. Subsidiary and is seeking expanded sales. Previously, i-Academy, Inc., which was engaged in information technology training, ceased operations and the Company has announced a possible merger and registered dividend spin off of that company to the Company's stockholders. The Company has filed under Chapter 11 of the Bankruptcy Code, in part, to effect the planned dividend spin off, which would not be possible without relief available to the Company in a reorganization.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stampede Worldwide, Inc.

By:  /s/ John V. Whitman, Jr.
       John V. Whitman, Jr., Chief Executive Officer

Date:  April 9, 2001